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                                                                EXHIBIT 99.8(u)

                             Rule 22c-2 Agreement

AGREEMENT entered into as of April 10, 2007, by and between Franklin Templeton Distributors, Inc. ("Distributors") and the Minnesota Life Insurance Company (the "Intermediary"). This Agreement shall have an effective date of April 16, 2007.

WHEREAS, Distributors is the Transfer Agent to the Funds; and

WHEREAS, Intermediary has established one or more separate accounts ("Account" or "Accounts"), which may also be composed of several Sub-Accounts, through which Intermediary offers certain group and individual variable life or annuity contracts ("Contract" or "Contracts") that make available as investment options one or more of such Sub-Accounts which, in turn, invest in shares of one or more of the Fund's portfolios ("Portfolios"); and

WHEREAS, in accordance with the terms of a Contract, the owner of the Contract may allocate and reallocate Contract values among Sub-Accounts and Portfolios from time to time; and

WHEREAS, Intermediary and its Accounts have been identified by the Fund as a "financial intermediary" by the Fund; and

WHEREAS, Distributors and Intermediary wish to enter into this shareholder information agreement in accordance with Rule 22c-2 under the Investment Company Act of 1940 with respect to "Shares" of the Funds held on behalf of "Shareholders" in omnibus accounts; and

WHEREAS, this Agreement is being entered into by Distributors and the Intermediary pursuant to the requirements of Rule 22c-2 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediary hereby agree as follows:

The provisions of this Agreement, with respect to the ability of Fund to request and promptly receive shareholder identity and transaction information pursuant to the Agreement, shall be effective October 16, 2007. For any requests for information on transactions carried out prior to the Compliance Date, the parties agree to work together in good faith to establish procedures for providing Distributors with such information as is necessary for them to monitor for market timing.

1.1 Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

     This section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions, unless specifically requested.

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     1.1.1. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. Distributors may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

     1.1.2. Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than ten
            (10) business days after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to: (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format provided, however, that the Fund shall not require the Intermediary to report to the Fund using the NSCC Standardized Data Reporting Service.

     1.1.3. Limitations on Use of Information. Distributors agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Intermediary.

1.2. Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from Distributors or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder holding Shares through an account maintained by the Intermediary that has been identified by the Fund or its designee as having engaged in transactions of the Shares (directly or indirectly through the Intermediary's account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund (e.g., market timing and late trading policies). Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

            Minnesota Life Insurance Company
            400 Robert Street North
            St. Paul, Minnesota 55101-2098
            Attention: Christina Moore
            Phone: 651-665-4715
            E-mail: christina.moore@securian.com

     1.2.1. Form of Instructions. The Fund's or its designee's instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction

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            relates. Upon request of the Intermediary, Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, a copy of the Fund's publicly disclosed policies (prospectus) relating to eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

     1.2.2. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five
            (5) business days after receipt of the instructions by the Intermediary.

     1.2.3. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

2.   Definitions. For purposes of this Agreement:

     2.1. The term "Fund" includes the fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the 1940 Act./1/

     2.2. The term "Shares" means the interests of Fund Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

     2.3. The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; except:

            2.3.1. with respect to retirement plan recordkeepers, the term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

            2.3.2. with respect to insurance companies, the term "Shareholder" means the holder of interest in a variable annuity or variable life insurance contract issued by the Intermediary or a participant in an employee benefit plan with a beneficial interest in a Contract.

     2.4. The term "written" includes electronic writings and facsimile transmissions.

     2.5. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs;
            (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract

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/1/  As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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            death benefit; or (iv) allocation of assets to a Fund through a
            Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract.

     2.6. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed:
            (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

3.   Miscellaneous.

     3.1. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, but this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns.

     3.2. Termination. This Agreement shall become effective on the date first set forth above and shall continue in effect until terminated by either party hereto upon at least thirty (30) days' written notice.

     3.3. Amendment. No provision of this Agreement may be amended, modified, or waived except in a writing signed by the parties hereto. No waiver of any provision hereto shall be deemed a continuing waiver unless it is so designated. No failure or delay on the part of any party in exercising any power or right precludes any other or further exercise thereof or the exercise of any other power or right.

     3.4. Legal Relationship. The parties hereto agree that they are independent contractors and not partners or co-venturers or employees of each other, except that the Intermediary shall be the agent of the Fund to the extent described herein.

     3.5. Captions. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     3.6. Severability; Conflicts. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If there is any conflict between the provisions in this Agreement and those of the prospectus and statement of additional information of the portfolios/series of any Fund, the current prospectus and statement of additional information shall govern.

     3.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

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4.   Construction and Cooperation.

     4.1. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Accepted by:

FRANKLIN TEMPLETON DISTRIBUTORS,INC.

By:
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    Peter D. Jones, President


Accepted by:

MINNESOTA LIFE INSURANCE COMPANY

By:
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Name:  Bruce P. Shay
Title: Senior Vice President
Date:
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